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The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(5)
Registration No. 333-185534

Subject to completion, dated September 25, 2013

Preliminary prospectus supplement
(To prospectus dated December 17, 2012)

$

             % Senior notes due 2023

RLI Corp. ("RLI") is offering $             of its         % Senior Notes due 2023 (the "Notes"). The Notes will bear interest at the rate of          % per year. Interest on the Notes is payable on                           and                            of each year, beginning             , 2014. The Notes will mature on                           , 2023. RLI may redeem some or all of the Notes at any time and from time to time at the applicable redemption prices discussed under the caption "Description of notes—Optional Redemption." The Notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be unsecured and rank equally in right of payment with all of RLI's other unsecured and unsubordinated indebtedness outstanding from time to time.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system.

Investing in the Notes involves risks. See "Risk factors" beginning on Page S-12 and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2012 for important factors you should consider before buying the Notes.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per note	Total

Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to RLI(1)%	$

(1)   Plus accrued interest, if any, from                  , 2013 to date of delivery.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about                   , 2013, against payment in immediately available funds.

Joint Book-Running Managers

J.P. Morgan	Keefe, Bruyette & Woods
A Stifel Company

September     , 2013

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of RLI since the date of this prospectus supplement, the accompanying prospectus or any free writing prospectus or that the information contained or incorporated by reference herein or therein is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since these dates.

Unless otherwise indicated, all references in this prospectus to "RLI," "we," "us," "our," the "Company" or similar terms refer to RLI Corp. together with its subsidiaries.

S-i

 About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part is the accompanying prospectus, which gives more general information about our debt securities and other securities we may offer from time to time.

You should carefully read this prospectus supplement, the accompanying prospectus and the additional information incorporated by reference herein before investing in the notes. See "Where You Can Find More Information" in the accompanying prospectus. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of notes. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in or incorporated by reference in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in or incorporated by reference in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

Forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. These statements relate to our current expectations, beliefs, intentions, goals or strategies regarding the future and are based on certain underlying assumptions by us. These forward-looking statements generally include words such as "expect," "will," "should," "anticipate," "believe," and similar expressions. Such assumptions are, in turn, based on information available and internal estimates and analyses of general economic conditions, competitive factors, conditions specific to the property and casualty insurance and reinsurance industries, claims development and the impact thereof on our loss reserves, the adequacy and financial security of our reinsurance programs, developments in the securities market and the impact on our investment portfolio, regulatory changes and conditions and other factors and are subject to various risks, uncertainties and other factors, including, without limitation those set forth in the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2012 (the "2012 Form 10-K"). Actual results could differ materially from those expressed in, or implied by, these forward-looking statements. We assume no obligation to update any such statements. You should review the various risks, uncertainties and other factors listed from time to time in our SEC filings.

S-ii

Prospectus supplement summary

This summary highlights selected information about RLI and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, especially the "Risk factors" beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus, our consolidated financial statements and notes thereto and the documents that we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus prior to deciding whether to purchase Notes.

RLI Corp.

RLI Corp. underwrites selected property and casualty insurance through major subsidiaries collectively known as RLI Insurance Group. We conduct operations principally through four insurance companies. These companies are organized in a vertical structure beneath RLI Corp. with RLI Insurance Company ("RLI Ins.") as the first-level, or principal, insurance subsidiary. RLI Ins. writes multiple lines of insurance on an admitted basis in all 50 states, the District of Columbia and Puerto Rico. Mt. Hawley Insurance Company ("Mt. Hawley"), a subsidiary of RLI Ins., writes surplus lines insurance in all 50 states, the District of Columbia, Puerto Rico, the Virgin Islands and Guam. RLI Indemnity Company ("RIC"), a subsidiary of Mt. Hawley, has authority to write multiple lines of insurance on an admitted basis in 48 states and the District of Columbia. Contractors Bonding and Insurance Company ("CBIC"), a subsidiary of RLI Ins., has authority to write multiple lines of insurance on an admitted basis in all 50 states and the District of Columbia.

As a niche company with a specialty focus, we offer insurance coverages in both the specialty admitted and excess and surplus markets. Coverages in the specialty admitted market, such as our oil and gas surety bonds, are for risks that are unique or hard-to-place in the standard market, but must remain with an admitted insurance company for regulatory or marketing reasons. In addition, our coverages in the specialty admitted market may be designed to meet specific insurance needs of targeted insured groups, such as our professional liability and package coverages for design professionals and our stand-alone personal umbrella policy. The specialty admitted market is subject to more state regulation than the excess and surplus market, particularly with regard to rate and form filing requirements, restrictions on the ability to exit lines of business, premium tax payments and membership in various state associations, such as state guaranty funds and assigned risk plans. We also underwrite coverages in the excess and surplus market. The excess and surplus market, unlike the standard admitted market, is less regulated and more flexible in terms of policy forms and premium rates. This market provides an alternative for customers with risks or loss exposures that generally cannot be written in the standard market. This typically results in coverages that are more restrictive and more expensive than coverages in the standard market. When we underwrite within the excess and surplus market, we are selective in the lines of business and type of risks we choose to write. Using our non-admitted status in this market allows us to tailor terms and conditions to manage these exposures effectively. Often, the development of these coverages is generated through proposals brought to us by an agent or broker seeking coverage for a specific group of clients or loss exposures. Once a proposal is submitted, our underwriters determine whether it would be a viable product based on our business objectives.

The foundation of our overall business strategy is to underwrite for profit in all market conditions and we achieved this for 17 consecutive years, averaging an 87.9 combined ratio over that period of time. This foundation drives our ability to provide shareholder returns in three different ways: the underwriting income itself, net investment income from our investment portfolio and long-term appreciation in our equity portfolio. Our investment strategy is based on preservation of capital as the first priority, with a secondary focus on generating total return. The fixed income portfolio consists primarily of highly-rated, diversified, liquid investment-grade securities. Consistent underwriting income allows a portion of our shareholders' equity to be invested in equity securities. Our equity portfolio consists of a core stock portfolio weighted toward dividend-paying stocks, as well as exchange traded funds ("ETFs"). Our minority equity ownership in Maui Jim, Inc. ("Maui Jim"), a manufacturer of high-quality sunglasses, has also enhanced overall returns. We have a diversified investment portfolio and monitor our investment risks. Despite periodic fluctuations in market value, our equity portfolio is part of a long-term asset allocation strategy and has contributed significantly to our historic growth in book value.

We distribute our property and casualty insurance through our wholly-owned branch offices that market to wholesale producers. We also market certain coverages to retail producers from several of our casualty, surety and property operations. We also offer various reinsurance coverages which are distributed through brokers and on a direct basis. In addition, from time to time, we produce a limited amount of business under agreements with managing general agents under the direction of our product vice presidents.

We measure the results of our insurance operations by monitoring certain measures of growth and profitability across three distinct business segments: casualty, property and surety. Growth is measured in terms of gross premiums written, and profitability is analyzed through combined ratios, which are further subdivided into their respective loss and expense components.

The property and casualty insurance business is cyclical and influenced by many factors, including price competition, economic conditions, natural or man-made disasters (for example, earthquakes, hurricanes, and terrorism), interest rates, state regulations, court decisions and changes in the law. One of the unique and challenging features of the property and casualty insurance business is that coverages must be priced before costs have fully developed, because premiums are charged before claims are incurred. This requires that liabilities be estimated and recorded in recognition of future loss and settlement obligations. Due to the inherent uncertainty in estimating these liabilities, there can be no assurance that actual liabilities will not be more or less than recorded amounts; if actual liabilities differ from recorded amounts, there will be an adverse or favorable effect on net earnings. In evaluating the objective performance measures previously mentioned, it is important to consider the following individual characteristics of each major insurance segment.

The casualty portion of our business consists largely of general liability, personal umbrella, transportation, executive products, commercial umbrella, package business and other specialty coverages, such as our professional liability for design professionals. We also offer fidelity and crime coverage for commercial insureds and select financial institutions and recently expanded our casualty offerings to include medical professional liability coverages in the excess and surplus market. The casualty business is subject to the risk of estimating losses and related loss reserves because the ultimate settlement of a casualty claim may take several years to fully develop. The casualty segment is also subject to inflation risk and may be affected by evolving legislation and court decisions that define the extent of coverage and the amount of compensation due for injuries or losses.

Our property segment is comprised primarily of commercial fire, earthquake, difference in conditions, marine, facultative and treaty reinsurance, including crop, and select personal lines policies, including recreational vehicle and Hawaii homeowners coverages. While our marine and facultative reinsurance coverages are predominantly domestic risks, these portfolios do contain a relatively small portion of foreign risks. Property insurance and reinsurance results are subject to the variability introduced by perils such as earthquakes, fires and hurricanes. Our major catastrophe exposure is to losses caused by earthquakes, primarily on the West Coast. Our second largest catastrophe exposure is to losses caused by hurricanes to commercial properties throughout the Gulf and East Coast, as well as to homes we insure in Hawaii. We limit our net aggregate exposure to a catastrophic event by minimizing the total policy limits written in a particular region, purchasing reinsurance and through extensive use of computer-assisted modeling techniques. These techniques provide estimates that help us carefully manage the concentration of risks exposed to catastrophic events. Our assumed multi-peril crop and hail treaty reinsurance business covers revenue shortfalls or production losses due to natural causes such as drought, excessive moisture, hail, wind, frost, insects and disease. Significant aggregation of these losses is mitigated by the U.S. Federal Government reinsurance program that provides stop loss protection inuring to our benefit.

The surety segment specializes in writing small-to-large commercial and contract surety coverages, as well as those for the energy, petrochemical and refining industries. We offer miscellaneous bonds, including license and permit, notary and court bonds. Often, our surety coverages involve a statutory requirement for bonds. While these bonds typically maintain a relatively low loss ratio, losses may fluctuate due to adverse economic conditions affecting the financial viability of our insureds. The contract surety product guarantees the construction work of a commercial contractor for a specific project. Generally, losses occur due to the deterioration of a contractor's financial condition. This line has historically produced marginally higher loss ratios than other surety lines during economic downturns.

Business segment overview

The following is a description of the major coverage types within each of our three operating business segments: casualty, property and surety.

Casualty segment

General liability

Our general liability business consists primarily of coverage for third party liability of commercial insureds including manufacturers, contractors, apartments, real estate investment trusts and mercantile. We also offer coverages in the specialized area of environmental liability for underground storage tanks, contractors and asbestos and environmental remediation specialists. Net premiums earned from our general liability business totaled $85.0 million, $85.0 million and $96.6 million, or 13 percent, 14 percent and 17 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Commercial and personal umbrella liability

Our commercial umbrella coverage is principally written in excess of primary liability insurance provided by other carriers and in excess of primary liability written by us. The personal umbrella coverage is written in excess of the homeowners and automobile liability coverage provided by other carriers, except in Hawaii, where some underlying homeowners' coverage is written by us. In 2010, we broadened eligibility guidelines and offered certain coverage enhancements in an effort to broaden our market reach. In 2012, we experienced significant growth in sales of our commercial product to contractors, particularly in the eastern region of the country. Net premiums earned from this business totaled $68.3 million, $63.0 million and $61.4 million, or 10 percent, 10 percent and 11 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Commercial transportation

Our transportation insurance provides automobile liability and physical damage insurance to local, intermediate and long haul truckers, public transportation risks and equipment dealers, along with other types of specialty commercial automobile risks. We also offer incidental, related insurance coverages, including general liability and excess liability and motor truck cargo. Our highly experienced transportation underwriters produce business through independent agents and brokers nationwide. Net premiums earned from this business totaled $34.7 million, $34.1 million and $40.3 million, or 5 percent, 6 percent and 7 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

CBIC package business

In April 2011, we acquired CBIC and affiliated companies. Approximately half of the business written by CBIC is admitted property and casualty packages offered to small contractors and other small-to-medium sized "Main Street" retail businesses. The coverages included in these packages are predominantly general liability, but also have some property/inland marine coverages as well as automobile and excess/umbrella coverage. These products are predominantly marketed through retail agents. Net premiums earned from the CBIC package business totaled $28.5 million and $16.4 million, or 4 percent and 3 percent of consolidated revenues for 2012 and 2011, respectively.

Executive products

We provide a variety of management professional liability coverages, such as directors and officers ("D&O") liability insurance, employment practices liability, fiduciary liability, and fidelity coverages for a variety of low to moderate classes of risks. We tend to focus on smaller accounts, as opposed to the large account sector which is generally more sensitive to price competition. Our target accounts include publicly traded companies with market capitalization below $5 billion (where we are writing part of the traditional D&O program), "Side A" coverage (where corporations cannot indemnify the individual D&Os), private companies, nonprofit organizations and sole-sponsored and multi-employer fiduciary liability accounts. Our primary focus for publicly traded companies is on providing "Side A" coverage. Additionally, we have had success rounding out our portfolio by writing more fiduciary liability coverage, primary and excess D&O coverage for private companies and non-profit organizations. In 2011, we moved our miscellaneous professional liability business to our professional services group and combined our fidelity operation with our executive products group. Net premiums earned from the executive products business totaled $17.2 million, $15.5 million and $14.5 million, or

3 percent, 3 percent and 2 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Professional services

We offer professional liability coverages focused on providing errors and omission coverage to small-to-medium size design professionals. In 2011, we combined our miscellaneous professional liability business into our design professionals group to form the professional services group. This group has focused on small-to-medium sized computer, technical, design and miscellaneous professionals. We have recently expanded our product suite to these same customers by offering a full array of multi-peril package products including general liability, property, automobile, excess liability, and worker's compensation coverages. This business primarily markets its products through specialty retail agents throughout the country. Net premiums earned from the professional services group totaled $28.0 million, $13.2 million and $6.2 million, or 4 percent, 2 percent and 1 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Other

We offer a variety of other smaller products in our casualty segment, including in-home business insurance which provides limited liability and property coverage, on and off-site, for a variety of small business owners who work from their own home. We also have a number of programs that provide multiple, specialized coverages to a segmented customer base. We rely on program administrators to source these types of programs. In 2012, we expanded our offerings within the casualty segment through our newly launched security guards program. We also began offering medical malpractice coverage in 2012 with our acquisition of Rockbridge Underwriting Agency. Net premiums earned from these lines totaled $6.0 million, $9.0 million and $13.0 million, or 1 percent, 1 percent and 2 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Property segment

Commercial

Our commercial property coverage consists primarily of excess and surplus lines and specialty insurance such as fire, earthquake and "difference in conditions," which can include earthquake, wind, flood and collapse coverages. We provide insurance for a wide range of commercial and industrial risks, such as office buildings, apartments, condominiums and certain industrial and mercantile structures. Net premiums earned from the commercial property business totaled $74.2 million, $80.7 million and $80.5 million, or 11 percent, 13 percent and 14 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Marine

Our marine coverages include cargo, hull and protection and indemnity, marine liability, as well as inland marine coverages including builders' risks, contractors' equipment and other "floater" type coverages. Although the predominant exposures are located within the United States, there is some incidental international exposure written by this division. Net premiums earned from the marine business totaled $56.4 million, $51.7 million and $48.0 million, or 9 percent, 8 percent and 8 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Crop reinsurance

We offer quota share crop reinsurance to crop insurers on multi-peril crop insurance ("MPCI") and crop hail premium and exposure. Crop insurance is purchased by agricultural producers for protection against crop-related losses due to natural disasters and other perils. The MPCI program is a partnership with the U.S. Department of Agriculture. Crop insurers also issue policies that cover revenue shortfalls or production losses due to natural causes such as drought, excessive moisture, hail, wind, frost, insects, and disease. Net premiums earned from the crop reinsurance business totaled $24.5 million, $34.9 million and $27.1 million, or 4 percent, 6 percent and 5 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Property reinsurance

We offer facultative and other treaty property reinsurance. The division underwrites property facultative reinsurance for insurance companies utilizing reinsurance intermediaries. The facultative unit specializes in buffer-layer carve-outs, excess and surplus property risks and other technical risks, such as power generation, requiring unique underwriting expertise. Perils covered range from fire and mechanical breakdown to flood and other catastrophic events. Although the predominant exposures are located within the United States, there is some incidental international exposure written by this division. This division also writes select specialty property treaties on a proportional basis. These treaties are portfolio underwritten using specialized actuarial models and cover catastrophic perils of earthquake, windstorm and other weather-related events, as well as some additional losses. In 2011, we expanded our treaty offerings by adding a specialty treaty unit that focuses on writing quota share and excess of loss treaties for small, regional companies. From time-to-time we have participated on a limited basis in capital market vehicles (Industry Loss Warranties/CAT bonds) to add narrowly defined, diversifying CAT risk. Net premiums earned from the property reinsurance business totaled $27.0 million, $19.9 million and $14.7 million, or 4 percent, 3 percent and 3 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Other

We offer a variety of other smaller programs in our property segment, including a limited amount of homeowners and dwelling fire insurance in Hawaii. In 2012, we expanded our offerings within the property segment through our newly launched recreational vehicles program. Net premiums earned from other property coverages totaled $20.3 million, $16.4 million and $11.4 million, or 3 percent, 3 percent and 2 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Surety segment

Miscellaneous surety

Our miscellaneous surety coverage includes small bonds for businesses and individuals written through approximately 10,000 independent insurance agencies throughout the United States. Examples of these types of bonds are license and permit, notary, and court bonds. These bonds are usually individually underwritten and utilize extensive automation tools for the underwriting and bond delivery to our agents. In April 2011, we acquired CBIC and affiliated entities. This acquisition added $11.4 million and $8.3 million of net premiums earned to miscellaneous surety in 2012 and 2011, respectively. Net premiums earned from miscellaneous surety coverages totaled $39.3 million, $34.8 million and $24.8 million, or 6 percent, 6 percent and 4 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Contract surety

We offer bonds for small-to-medium sized contractors throughout the United States, underwritten on an account basis. Typically, these are "Performance and Payment" bonds for individual construction contracts. These bonds are marketed through a select number of insurance agencies that have surety and construction expertise. We also offer bonds for small and emerging contractors that are reinsured through the federal small business administration. In April 2011, we acquired CBIC and affiliated entities. This acquisition added $8.7 million and $7.2 million of net premiums earned to contract surety in 2012 and 2011, respectively. Net premiums earned from contract surety coverages totaled $26.3 million, $24.4 million and $19.0 million, or 4 percent, 4 percent and 3 percent of consolidated revenues for 2012, 2011 and 2010, respectively.

Commercial surety

We offer a large variety of commercial surety bonds for medium-to-large businesses. These risks are underwritten on an account basis and typically are for publicly traded corporations or their equivalent-sized private companies. This coverage is marketed through a select number of regional and national brokers with surety expertise. Net premiums earned from commercial surety coverages totaled $22.1 million, $21.3 million and $18.9 million, or 3 percent of consolidated revenues for 2012, 2011 and 2010.

Oil and gas surety

Our oil and gas surety coverages provide commercial surety bonds for the energy, petrochemical and refining industries. These risks are primarily underwritten on an account basis and are primarily marketed through insurance producers with expertise in these industries. Net premiums earned from oil and gas surety coverages totaled $18.7 million, $18.1 million and $17.0 million, or 3 percent of consolidated revenues for 2012, 2011 and 2010.

We are an Illinois corporation that was organized in 1965. Our principal executive offices are located at 9025 North Lindbergh Drive, Peoria, Illinois 61615, and our telephone number is (309) 692-1000.

The offering

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See "Description of notes" for a more detailed description of the terms and conditions of the Notes. Unless otherwise indicated, all references in this section to "RLI," "we," "us," "our," the "Company" or similar terms refer solely to RLI Corp., the issuer of the Notes.

Issuer	RLI Corp.
Securities Offered	$ aggregate principal amount of % senior notes due 2023.
Maturity	, 2023.
Interest Rate	The Notes will bear interest at a rate of % per annum.
Interest Payment Dates	Interest is payable semi-annually on and of each year, beginning , 2014.
Ranking	The Notes will be senior unsecured obligations of RLI and will rank equally in right of payment with all of RLI's other unsecured and unsubordinated indebtedness outstanding from time to time. The Notes will be structurally subordinated to all obligations of RLI's subsidiaries, including claims with respect to trade payables. As of June 30, 2013, we had no outstanding secured indebtedness. As of June 30, 2013, we had approximately $100 million of indebtedness outstanding (other than trade payables), and no subsidiary indebtedness, and therefore no subsidiary indebtedness (other than trade payables) would be structurally senior to the Notes.
Optional Redemption	We may redeem all or part of the Notes at any time or from time to time, at our option, at a redemption price equal to the greater of
• 100% of the principal amount of such Notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (excluding interest accrued to the redemption date) from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the applicable Treasury Rate plus         basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Covenants	The indenture under which we will issue the Notes contains covenants that, among other things, limit our ability to (1) dispose of, or incur indebtedness secured by, the capital stock of designated subsidiaries and (2) engage in mergers, consolidations, amalgamations and sales of all or substantially all of our assets. See "Description of the Debt Securities—Certain Covenants With Respect To Senior Debt Securities" and "—Consolidation, Amalgamation, Merger and Sale of Assets" in the accompanying prospectus.
Use of Proceeds	We intend to use a portion of the net proceeds from this offering to repay our $100,000,000 aggregate principal amount of 5.95% senior notes due 2014 before or when they mature in January 2014 and the remaining net proceeds for general corporate purposes. See "Use of proceeds."
Form and Denomination	We will issue the Notes in the form of one or more fully registered global securities registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Governing Law	New York.
Trustee	Deutsche Bank Trust Company Americas.
Risk Factors	Before making an investment decision, you should carefully consider all of the information included or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information described under, or incorporated by reference into, "Risk factors" beginning on page S-12 of this prospectus supplement.

Summary consolidated financial and operating information

The following table sets forth summary consolidated financial and operating information for the periods presented. The balance sheet data as of December 31, 2012 and 2011 and income statement data for each of the years ended December 31, 2012, 2011 and 2010 are derived from our audited financial statements and related notes, which are incorporated by reference herein. The balance sheet data as of June 30, 2013 and 2012 and the income statement data for the six months then ended are derived from our unaudited financial statements and related notes, which are incorporated by reference herein, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results of operations for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full year. The information is only a summary and should be read together with our financial statements and notes thereto and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six months ended June 30		Year ended December 31
(In thousands)	2013	2012	2012	2011	2010

Income statement data:
Net premiums earned	$298,704	$278,864	$576,571	$538,452	$493,382
Net investment income	25,733	30,119	58,831	63,681	66,799
Net realized investment gains	7,426	11,908	26,528	17,293	23,243
Other-than-temporary-impairment losses on investments	—	(1,156)	(1,156)	(257)	—

Consolidated revenue	331,863	319,735	660,774	619,169	583,424
Losses and settlement expenses	127,055	122,888	271,645	200,084	201,332
Policy acquisition costs	101,838	96,370	196,362	183,868	156,894
Insurance operating expenses	24,454	23,042	44,971	44,312	38,584
Interest expense on debt	3,025	3,025	6,050	6,050	6,050
General corporate expenses	4,078	3,802	7,867	7,766	7,998
Equity in earnings of unconsolidated investee	8,132	7,069	8,853	6,497	7,101

Earnings before income taxes	79,545	77,677	142,732	183,586	179,667
Income tax expense	24,796	24,891	39,386	56,988	51,470

Net earnings	54,749	52,786	103,346	126,598	128,197
Other comprehensive earnings (loss), net of tax	(15,928)	16,666	25,845	21,333	18,581

Comprehensive earnings	$38,821	$69,452	$129,191	$147,931	$146,778

	Six months ended June 30		Year ended December 31
(In thousands)	2013	2012	2012	2011	2010

Balance sheet data (at period end):
Total investments and cash	$1,840,548	$1,908,595	$1,840,881	$1,900,288	$1,803,021
Reinsurance balances recoverable on unpaid losses, net	339,132	321,688	359,884	353,805	354,163
Total assets	2,675,675	2,689,505	2,644,632	2,654,834	2,480,399
Unpaid losses and settlement expenses	1,111,491	1,109,502	1,158,483	1,150,714	1,173,943
Debt, notes payable	100,000	100,000	100,000	100,000	100,000
Total liabilities	1,851,038	1,835,780	1,848,269	1,862,200	1,711,248
Total shareholders' equity	824,637	853,725	796,363	792,634	769,151
Operating data:
GAAP combined ratio(1)	84.8	86.9	89.0	79.6	80.4
Ratio of earnings to fixed charges(2)	19.7x	19.8x	18.9x	25.6x	25.7x

(1)    The GAAP combined ratios are impacted by favorable development on prior accident years' loss reserves. See our consolidated financial statements for further discussion.

(2)    For purposes of the computation of ratio of earnings to fixed charges, earnings consist of income before income taxes, preferred dividends, change in accounting and extraordinary items plus fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of financing costs and one-third of minimum rental payments under operating leases.

Risk factors

This section describes risks involved in purchasing the Notes. In addition to the matters addressed in the section entitled "Forward-looking statements" and other information included in and incorporated by reference into this prospectus supplement and the accompanying prospectus, you should consider the following risk factors, the risk factors beginning on page 2 of the accompanying prospectus and the risk factors in our 2012 Form 10-K in determining whether to purchase the Notes.

There is no public market for the Notes.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

There can be no assurance as to the market price for the Notes; therefore, you may suffer a loss.

We cannot give you any assurance as to the market price for the Notes. If you are able to resell your Notes, the price you receive will depend on many factors that may vary over time, including, without limitation:

•
the number of potential buyers;

•
the level of liquidity of the Notes;

•
ratings of our insurance subsidiaries' financial strength and claims paying ability published by major credit ratings agencies;

•
our financial performance;

•
the amount of total indebtedness we have outstanding;

•
the level, direction and volatility of market interest rates generally;

•
the market for similar securities;

•
the repayment and redemption features of the Notes; and

•
the time remaining until your Notes mature.

As a result of these factors, you may only be able to sell your Notes at a price below that which you believe to be appropriate, including a price below the price you paid for them.

The Notes will rank junior to the claims of any secured creditors. In addition, because of our holding company structure, the Notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries.

The Notes will rank junior to any future secured indebtedness to the extent of the underlying collateral. In addition, because we are a holding company and conduct substantially all of our operations through our subsidiaries, claims of holders of the Notes will effectively be subordinated to the indebtedness and other liabilities of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, any right of us or the holders of the Notes to participate in the assets of the subsidiary will be effectively subordinated to the claims of creditors of the subsidiary (including any policy holders, trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders) and following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of the Notes, and such transfer was deemed an unlawful distribution, we could be required to return the payment to (or for the benefit of) the creditors of that subsidiary. This would adversely affect our ability to make payments to you as a holder of the Notes.

As of June 30, 2013, we had no outstanding secured indebtedness. As of June 30, 2013, we had approximately $100 million of indebtedness outstanding (other than trade payables), and no subsidiary indebtedness, and therefore no subsidiary indebtedness (other than trade payables) would be structurally senior to the Notes. Our subsidiaries may incur additional indebtedness in the future. While the Notes will rank equally with each other and with all of our future unsecured and unsubordinated indebtedness, they are effectively subordinated to the current and any future indebtedness and liabilities of our subsidiaries.

These Notes are not guaranteed; if our insurance subsidiaries are not able to pay adequate dividends to us, our ability to pay interest, principal and redemption price on the Notes could be affected.

None of our subsidiaries has guaranteed these Notes, which will be our direct, unsecured obligations. Our subsidiaries have no obligation to pay interest, principal or redemption price on the Notes or to make funds available to us for those purposes, whether in the form of loans, dividends or other distributions. Because we are not an operating company, we will depend primarily upon dividends from our insurance subsidiaries as a principal source of funds to pay interest, principal and redemption price on the Notes. Our subsidiaries' ability to pay dividends or make other distributions is subject to regulatory restrictions. We cannot guarantee you that our operating subsidiaries will be able to pay dividends to us at times and in amounts necessary to allow us to pay interest, principal and redemption price on the Notes. See "Risk Factors—We are an insurance holding company and, therefore, may not be able to receive dividends from our insurance subsidiaries in needed amounts" in our 2012 Form 10-K for a discussion of the reasons that our insurance company subsidiaries may not be able to pay adequate or timely dividends to us.

The indenture contains limited covenants and does not restrict the amount of additional debt that we may incur.

The Notes and the indenture under which the Notes will be issued contain limited covenants intended to provide protection to holders and the included covenants may not be sufficient to protect your investment in the Notes. For example, there are no financial covenants in the indenture, and the Notes and the indenture do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of your Notes, if any, and a risk that the credit rating of the Notes is lowered or withdrawn. In addition, the provisions in the indenture and the Notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring or another similar transaction.

Our credit ratings may change and may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market values of the Notes. These credit ratings may not reflect the potential impact of risks relating to structures or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

 Use of proceeds

The net proceeds from the sale of the Notes will be approximately $          million (after underwriting discounts and offering expenses payable by us). We intend to use a portion of the net proceeds from this offering to repay our $100,000,000 aggregate principal amount of 5.95% senior notes due 2014 before or when they mature in January 2014 and the remaining net proceeds for general corporate purposes.

Capitalization

The following table sets forth, at June 30, 2013, our consolidated cash, short-term debt and capitalization on an actual basis and as adjusted to give effect to the sale of the Notes. See "Use of proceeds" for a discussion of the use of the proceeds from the sale of the Notes. You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference.

	At June 30, 2013
(In thousands of U.S.$)	Actual	As adjusted

Cash	$12,757	$

Short-term debt:
Senior Notes due 2014	$100,000		$100,000

Long-term debt:
2023 Notes offered hereby	—

Total long-term indebtedness	—

Shareholders' equity:
Common stock, par value $1.00 per share	$32,806		$32,806
Paid-in capital	238,699		238,699
Accumulated other comprehensive earnings	127,242		127,242
Retained earnings	818,889		818,889
Deferred compensation	10,330		10,330
Treasury shares, at cost	(403,329)		(403,329)

Total shareholders' equity	824,637		824,637

Total capitalization	$824,637	$

 Description of notes

We have summarized the provisions of the Notes below. The Notes constitute "senior debt securities" described in the accompanying prospectus. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the senior debt securities under the caption "Description of the Debt Securities" in the accompanying prospectus.

Unless otherwise indicated, all references in this section entitled "Description of notes" to "RLI," "we," "us," "our," the "Company" or similar terms refer solely to RLI Corp., the issuer of the Notes.

The following description summarizes selected provisions of the Indenture (defined below) and the Notes. It does not restate the Indenture or the terms of the Notes in their entirety. We urge you to read the form of the Indenture and the Notes because the Indenture and the Notes, and not this description, define the rights of holders of the Notes.

General

The Notes will be issued under an indenture dated as of                          , 2013 (the "Indenture") between RLI Corp., as issuer, and Deutsche Bank Trust Company Americas, as trustee. This Indenture constitutes the "senior indenture" described in the accompanying prospectus.

The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities with the same terms as the Notes (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of securities under the Indenture, including for purposes of voting and redemptions; provided, however, that if any additional debt securities are not fungible with the Notes for United States federal income tax purposes, they will be issued with a different CUSIP number (or other applicable identifying number). No such additional debt securities may be issued if an "event of default" (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the Notes.

Interest

The Notes will initially be limited to $             in aggregate principal amount and will mature on                           , 2023. The Notes will bear interest at the rate of         % per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the Notes semi-annually in arrears on                           and                            of each year, commencing                           , 2014, to the holders of record at the close of business on the immediately preceding                           and                            , respectively (whether or not a business day). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day. "Business day" means any day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.

We will issue the Notes only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "Book-entry delivery and settlement."

Ranking

The Notes will be senior unsecured obligations of RLI and will rank equally in right of payment with all of RLI's other unsecured and unsubordinated indebtedness outstanding from time to time.

The Notes will be effectively subordinated to any secured indebtedness of RLI to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that RLI or its subsidiaries can incur. However, the Indenture does restrict the ability of RLI and its subsidiaries to incur secured debt and a few additional restrictions. See "Description of the Debt Securities—Certain Covenants With Respect To Senior Debt Securities" and "—Consolidation, Amalgamation, Merger and Sale of Assets" in the accompanying prospectus. As of the date of this prospectus supplement, RLI Ins., Mt. Hawley, RIC, Data and Staff Service Co. and CBIC were our only "designated subsidiaries" (as that term is defined in the accompanying prospectus).

In addition, RLI conducts its operations through its subsidiaries, which generate a substantial portion of its operating income and cash flow. RLI's insurance subsidiaries are organized in a vertical structure with RLI Ins. as the first-level, or principal, insurance subsidiary of RLI. RLI relies largely on dividends from its insurance company subsidiaries to meet its obligations for paying principal and interest on outstanding debt, corporate expenses and dividends to RLI Corp. shareholders. Dividend payments to RLI from its principal insurance subsidiary are restricted by state insurance laws as to the amount that may be paid without prior approval of the insurance regulatory authorities of Illinois. As a result, RLI may not be able to receive dividends from such subsidiary at times and in amounts necessary to meet its debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries' financial condition and operating requirements, may limit RLI's ability to obtain cash required to pay its debt service obligations, including payments on the Notes. The Notes will be structurally subordinated to all obligations of RLI's subsidiaries, including claims with respect to trade payables. This means that holders of the Notes will have a junior position to the claims of creditors of RLI's subsidiaries on their assets and earnings. As of June 30, 2013, we had no outstanding secured indebtedness. As of June 30, 2013, we had approximately $100 million of indebtedness outstanding (other than trade payables), and no subsidiary indebtedness, and therefore no subsidiary indebtedness (other than trade payables) would be structurally senior to the Notes. See "Risk factors—The notes will rank junior to the claims of any secured creditors. In addition, because of our holding company structure, the notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries."

Optional Redemption

We may redeem all or part of the Notes at any time or from time to time, at our option, at a redemption price equal to the greater of:

(1)   100% of the principal amount of such Notes to be redeemed; and

(2)   the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (excluding interest accrued to the redemption date) from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the applicable Treasury Rate plus             basis points (the "Make-Whole Amount"),

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

For purposes of determining the Make-Whole Amount, the following definitions apply:

"Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H. 15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed.

"Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means either J.P. Morgan Securities LLC or Keefe, Bruyette & Woods, Inc., or their respective successors, as may be appointed from time to time by RLI or, if neither such firm is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by RLI.

"Reference Treasury Dealer" means each of (1) J.P. Morgan Securities LLC and its successors, (2) a Primary Treasury Dealer (as defined below) selected by Keefe, Bruyette & Woods, Inc., and its successors and (3) two other Primary Treasury Dealers selected by RLI; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a "Primary Treasury Dealer," RLI will substitute another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Holders of Notes to be redeemed will be sent a redemption notice at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the Notes are to be redeemed and the Notes are global notes held by DTC or its nominee, the particular Notes or portions thereof selected for redemption from the outstanding Notes not previously redeemed shall be selected by DTC in accordance with its standard procedures. If the Notes are not then global notes held by DTC or its nominee, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular Notes or portions of the Notes for redemption from the outstanding Notes not previously called by such method as the trustee deems appropriate. Unless RLI defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Sinking Fund

The Notes will not have the benefit of any sinking fund.

Book-entry delivery and settlement

Global notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

DTC has advised us as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

•
Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•
DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under such Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under such Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of such Notes under the Indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on Notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•
DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•
an Event of Default (as such is defined in the accompanying prospectus) has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•
we determine not to have the Notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

The trustee

Deutsche Bank Trust Company Americas is the trustee under the Indenture.

Governing law

The Notes offered hereby will be, and the indenture governing the Notes are, governed by, and construed in accordance with, the laws of the State of New York.

Certain tax consequences

The following is a general discussion of certain U.S. federal tax consequences of the acquisition, ownership and disposition of the Notes by initial holders of Notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986 (the "Code"), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the Notes ("Holders") who purchase Notes at their original issue price (generally the first price at which a substantial amount of the Notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such Notes as capital assets within the meaning of Section 1221 of the Code and assumes that such issue price is the price stated on the cover of this prospectus supplement. This discussion assumes that the Notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular Holder based on its status (including, for example, a bank, a financial institution, a broker-dealer, an insurance company, a passive foreign investment company, a controlled foreign corporation, an individual retirement or other tax-deferred account, an S corporation, a broker-dealer or dealer or trader in securities or currencies, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, or a person that holds Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a "U.S. Holder" means a Holder that is, for U.S. federal income tax purposes: (1) a citizen or individual resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the Notes should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of the Notes by the partnership.

Certain contingent payments

In certain circumstances, we may redeem the Notes at times earlier than the final maturity. See "Description of notes—Optional Redemption" above. The possibility of such redemptions may implicate the provisions of Treasury Regulations relating to "contingent payment debt instruments." Under the applicable Treasury Regulations, however, the possibility of redemption of the Notes will not affect the amount, timing or character of income recognized by a Holder with respect to the Notes if, as of the date the Notes are issued, there is only a remote chance that we will redeem the Notes or certain other exceptions apply. We intend to take the position that the contingencies associated with any redemption should not cause the Notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a Holder unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a Holder might be required to accrue interest income at a higher rate than the stated interest rate on the Notes, and to treat as ordinary income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. federal income taxation of U.S. Holders

Payments of interest—Interest on a Note will be "qualified stated interest," as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for tax purposes.

See the discussion below under "Information Reporting and Backup Withholding" regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

Disposition—In general, a U.S. Holder will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of the Notes measured by the difference between (1) the amount of cash and the fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in the Notes generally will equal the cost of the Notes to the U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the Notes had been held by such U.S. Holder for more than one year at the time of disposition. In the case of individual and other non-corporate U.S. Holders, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitations.

A U.S. Holder that sells a Note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

Medicare Net Investment Income Tax—Recent legislation generally imposes a tax of 3.8% on certain individuals, trusts and estates on the lesser of (1) the taxpayer's "net investment income" (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the taxpayer's modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder's net investment income will generally include gross income from interest on the Notes and net gain attributable to the disposition of certain property, such as the Notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the applicability of this tax in their particular circumstances in respect of their investment in the Notes.

U.S. federal income taxation of Non-U.S. Holders

Payments of Interest—Subject to the discussions of Foreign Account Tax Compliance Act ("FATCA") legislation and backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax or U.S. withholding tax, provided that:

•
such payments are not effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder;

•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•
the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership; and

•
either (a) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") holds the Notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN (or a suitable substitute) has been received by it from the Non-U.S. Holder or an intermediate Financial Institution and furnishes a copy to us or our agent; provided that a non-United States Financial Institution may fulfill the certification requirement by providing an IRS Form W-8IMY to us or our agent certifying that it has entered into an agreement with the IRS to be treated as a qualified intermediary.

The requirements set forth in the bulleted clauses above are known as the "Portfolio Interest Exception."

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the Note provides us or our agent, as the case may be, with a properly executed:

•
IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a "Treaty Rate"), or

•
IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if we have actual knowledge or reason to know that statements on the form are false.

If interest on the Notes is "effectively connected", as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base monitored in the United States by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the Notes is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A Non-U.S. Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the Notes.

Disposition—Subject to the discussions of FATCA legislation and backup withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under "—Payment of Interest"), a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of the Notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax as described under "—U.S. Federal Income Taxation of U.S. Holders—Disposition" unless an applicable treaty provides otherwise, and if such Holder is a corporation, it may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such gain. Accrued and unpaid interest realized on a sale, exchange, redemption or other disposition of a Note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under "—Payments of Interest."

Information reporting and backup withholding

A U.S. Holder will generally be subject to information reporting and may be subject to backup withholding at a current rate of 28% with respect to payments of principal and interest made on the Notes, or on proceeds of the disposition of the Notes before maturity, unless that U.S. Holder (i) is exempt from information reporting and backup withholding and, if required, certifies to that status or (ii) in the case of backup withholding, provides a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on an IRS Form W-8BEN or has otherwise established an exemption. We will, however, generally report to Non-U.S. Holders and the IRS the amount of any interest paid on the Notes in each calendar year and the amount of federal tax withheld, if any, with respect to such payments.

Payments of the proceeds from the sale of the Notes by a Non-U.S. Holder to or through a U.S. office of a broker will generally be subject to information reporting and backup withholding unless the Non-U.S. Holder has provided the required certification that it is not a U.S. Holder on an IRS Form W-8BEN or has otherwise established an exemption. Payments of the proceeds from the sale of the Notes by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless the broker is (1) a U.S. person, (2) a "controlled foreign corporation," (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if, at any time during its taxable year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business. In such case, the payments will be subject to information reporting (but not backup withholding) unless the broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the effect, if any, of these rules on their particular situation.

Foreign Account Tax Compliance Act

Pursuant to Sections 1471 through 1474 of the Code and administrative guidance thereto (including the Treasury Regulations promulgated thereunder) ("FATCA"), if there is a "significant modification" of the Notes after June 30, 2014, we may thereafter be required to withhold U.S. tax at the rate of 30% on payments of interest made after that date, or on the gross proceeds from the sale or other taxable disposition of the Notes on or after January 1,

2017, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations. If an amount in respect of U.S. withholding tax were to be deducted or withheld from interest or principal payments on the Notes as a result of a holder's failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither the Company nor any paying agent nor any other person would be required to pay additional amounts as a result of the deduction or withholding of such tax. As a result, investors may receive less interest or principal than expected. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that Notes will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or indirectly holding Notes through financial institutions in) those countries. Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their purchase, ownership and disposition of the Notes.

Underwriting

We are offering the Notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC is acting as the representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriter	Principal Amount of Notes

J.P. Morgan Securities LLC	$
Keefe, Bruyette & Woods Inc.

Total:	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the Notes if they buy any of them. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from us.

The underwriters have advised us that they propose initially to offer the Notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement, and may offer the Notes to certain dealers at such price less a concession not in excess of         % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of         % of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $             .

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the              business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in three business days. Accordingly, purchasers who wish to trade Notes prior to the third business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+             , to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling restrictions

European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of Notes may be made to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative;

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are "qualified investors" for the purposes of Article 2(1)(e) of the Prospectus Directive and (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order and/or (iii) are persons to whom this prospectus supplement may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with with respect to anything done in relation to any of the Notes in, from or otherwise involving the United Kingdom.

 Legal matters

The validity of the Notes will be passed upon for RLI by Mayer Brown LLP, Chicago, Illinois. The validity of the Notes will be passed upon for the underwriters by Simpson, Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

RLI Corp.

Common Shares, Preferred Shares and Debt Securities

        We from time to time may offer to sell the securities listed above. The debt securities and preferred shares may be convertible into or exercisable or exchangeable for our common or preferred shares or other securities issued by us or debt or equity securities of one or more other entities.

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add to or update the information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

        Our common shares are listed on the New York Stock Exchange under the symbol "RLI". On December 14, 2012, the closing price of our common shares, as reported by the New York Stock Exchange, was $63.57 per share.

        Investing in our securities involves risks. See "Risk Factors" on Page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        The date of this prospectus is December 17, 2012.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process, relating to the common shares, preferred shares and debt securities described in this prospectus. Under this shelf process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus. The rules of the Commission allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

        You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        Unless otherwise indicated, all references in this prospectus to "RLI," "we," "us," "our," the "Company" or similar terms refer to RLI Corp. together with its subsidiaries.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our current expectations, beliefs, intentions, goals or strategies regarding the future and are based on certain underlying assumptions by us. These forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "potential," "continued," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this prospectus

        These assumptions are, in turn, based on information available and internal estimates and analyses of general economic conditions, competitive factors, conditions specific to the property and casualty insurance and surety bond industries, claims development and the impact thereof on our loss reserves, the adequacy of our reinsurance programs, developments in the securities market and the impact on our investment portfolio, regulatory changes and conditions and other factors and are subject to various risks, uncertainties and other factors, including, without limitation those described in our Annual Report on Form 10-K for the year ended December 31, 2011, under the caption "Item 1A Risk Factors," which is incorporated herein by reference. These risks and uncertainties could cause our actual results to differ materially from those expressed in any forward-looking statement we make. Forward-looking statements speak only as of the date on which they are made. Except to the extent required by applicable law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. For a discussion of factors that could cause actual results to differ, see "Risk Factors" below and the information contained in our publicly available filings with the Commission. These filings are described below under the caption "Where You Can Find More Information"

RLI CORP.

        RLI Corp., through its four principal insurance subsidiaries collectively known as the RLI Insurance Group, underwrites selected property and casualty insurance and surety bonds. RLI Insurance Company, our principal subsidiary, writes multiple lines insurance on an admitted basis in all 50 states, the District of Columbia and Puerto Rico. Contractors Bonding and Insurance Company has

authority to write multiple lines of insurance on an admitted basis in all 50 states and the District of Columbia. Mt. Hawley Insurance Company writes surplus lines insurance in all 50 states, the District of Columbia, Puerto Rico, the Virgin Islands and Guam. RLI Indemnity Company has authority to write multiple lines of insurance on an admitted basis in 48 states and the District of Columbia as well as to write fidelity and surety in North Carolina.

        We are an Illinois corporation that was organized in 1965. Our principal executive offices are located at 9025 North Lindbergh Drive, Peoria, Illinois 61615, and our telephone number is (309) 692-1000.

RISK FACTORS

        An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of offered securities to repay indebtedness, for working capital, capital expenditures, acquisitions, stock repurchases and other general corporate purposes. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated. For purposes of the computation of ratio of earnings to fixed charges, earnings consist of income before income taxes, preferred dividends, change in accounting and extraordinary items plus fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of financing costs and one-third of minimum rental payments under operating leases. No preferred share dividends were paid during such periods.

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	19.7x	25.6x	25.7x	18.2x	13.7x	31.0x

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

        We may from time to time offer under this prospectus, separately or together:

  •
  common shares;

  •
  preferred shares; and

  •
  unsecured senior or subordinated debt securities.

        The debt securities and preferred shares may be convertible into or exercisable or exchangeable for our common or preferred shares or other securities issued by us or debt or equity securities of one or more other entities.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Pursuant to our Restated Articles of Incorporation, our authorized capital stock is 105,000,000 shares, consisting of:

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  5,000,000 preferred shares, par value $.01 per share; and

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  100,000,000 common shares, par value $1.00 per share.

        As of November 30, 2012, we had 23,280,859 outstanding common shares, which excludes unissued shares reserved under various employee compensation plans. No preferred shares are currently outstanding.

        No holders of any class of our capital stock are entitled to preemptive rights.

        In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. Our board of directors is empowered, without approval of our shareholders, to cause the preferred shares to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by our board of directors include the dividend rights, voting rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of preferred shares, the number of shares constituting that series and the terms and conditions of the issue of the shares.

        The following is a summary of the material provisions and features of our Restated Articles of Incorporation and our By-Laws. You should refer to our Restated Articles of Incorporation and our By-Laws for complete information regarding the provisions of our Restated Articles of Incorporation and our By-Laws, including the definitions of some of the terms used below. Copies of our Restated Articles of Incorporation and our By-Laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms of our Restated Articles of Incorporation and our By-Laws are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Common Shares

  Voting Rights

        Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Our shareholders do not have the right to cumulate their votes in the election of directors. The quorum required at a shareholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter is required for shareholder approval.

  Dividends

        Subject to the rights of the holders, if any, of preferred shares, the holders of our common shares shall be entitled to receive dividends at such times and in such amounts as may be declared by our board of directors out of assets we can legally use to pay dividends.

  Liquidation

        In the event of any dissolution, liquidation, or winding up of our affairs, holders of our common shares are entitled to share ratably in all of our assets remaining after payment of our debts and other liabilities and any amounts payable to the holders, if any, of preferred shares.

  Fully Paid

        All of our common shares outstanding are fully paid and non-assessable, and all of our common shares offered by this prospectus will be fully paid and non-assessable.

  Other Rights

        Holders of our common shares have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

        The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.

        Our common shares are listed on the New York Stock Exchange under the symbol "RLI."

  Voting Rights with Respect to Extraordinary Corporate Transactions

        Generally, under Illinois law, plans of merger, consolidation or exchange and sales, leases, exchanges or other dispositions of all, or substantially all, of a corporation's property and assets, other than in the usual and regular course of business, must be approved by the affirmative vote of at least two-thirds of all of the outstanding shares entitled to vote on the matter and at least two-thirds of the outstanding shares of each class or series of shares entitled to vote on the matter as a class. A corporation's articles of incorporation may provide for a greater or lesser vote, but not less than a majority of (1) the outstanding shares entitled to vote on the matter and (2) the outstanding shares of each class or series entitled to vote as a class on the matter. Our Restated Articles of Incorporation require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the matter to approve any plan of merger, consolidation or exchange or any sale, lease, exchange or other disposition of all, or substantially all, of our property and assets, if not made in the usual and regular course of business.

  Voting Rights with Respect to Amendments to our Restated Articles of Incorporation

        Generally, under Illinois law, an amendment to a corporation's articles of incorporation must be approved by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote on the amendment and at least two-thirds of the outstanding shares of each class or series of shares entitled to vote as a class on the amendment. A corporation's articles of incorporation may supersede this requirement by specifying any greater or lesser vote requirement, but not less than a majority of the votes of outstanding shares entitled to vote on the amendment and not less than a majority of the outstanding shares of each class or series entitled to vote on the amendment as a class. Our Restated Articles of Incorporation require an amendment to be approved by the affirmative vote of a majority of (1) the outstanding shares entitled to vote on the amendment and (2) the outstanding shares of each class or series entitled to vote on the amendment as a class.

  Anti-takeover Provisions of our Restated Articles of Incorporation and By-Laws and the Illinois Business Corporation Act

        Blank Check Preferred Shares—Our board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us.

        Illinois Anti-Takeover Law—We are subject to Section 7.85 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). In general, Section 7.85 requires business combinations between Illinois corporations with a class of securities registered under the Exchange Act or (other Illinois corporations that elect to be subject to Section 7.85) and interested shareholders to be approved by (i) 80% of the voting power of all classes of stock entitled to vote, voting together as a single class, and (ii) the affirmative vote of a majority of this voting power held by disinterested shareholders. These requirements will not apply if the business combination is approved by two-thirds of the disinterested directors or prescribed price and procedural requirements are met. We are also subject to Section 11.75 of the IBCA. In general, Section 11.75 prohibits a publicly-held Illinois corporation from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Generally, under Sections 7.85 and 11.75, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an interested shareholder is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or who is an affiliate or associate of a corporation and within three years prior to the determination of interested shareholder status owned 15% or more of that corporation's voting stock. The existence of these provisions may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for our common shares held by shareholders.

        Insurance Regulations on Change of Control—State insurance holding company laws require advance approval by state insurance commissioners of any change in control of an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed to be commercially domiciled) in that state. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. In addition, insurance laws in many states contain provisions that require pre-notification to the insurance commissioners of a change in control of a non-domestic insurance company licensed in those states. Any future transactions that would constitute a change in control of our insurance company subsidiaries, including a change of control of us, would generally require the party acquiring control to obtain the prior approval by the insurance departments of the insurance company subsidiaries' states of domicile (Illinois and Washington) or commercial domicile, if any, and may require pre-acquisition notification in applicable states that have adopted pre-acquisition notification provisions. Obtaining these approvals could result in a material delay of, or deter, any such transaction.

Preferred Shares

        The particular terms of any series of preferred shares will be set forth in the prospectus supplement relating to the offering.

        The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the preferred shares of each series will be fixed or designated pursuant to a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. The terms, if any, on which any series of preferred shares are convertible or exchangeable into common shares will also be set forth in the prospectus supplement relating to the offering. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of common shares to be received by the holders of preferred shares would be calculated as of a time and in the manner stated in the applicable prospectus supplement. The description of the terms of a particular series of preferred shares that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

DESCRIPTION OF THE DEBT SECURITIES

        The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the "senior indenture." Our subordinated debt securities are to be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the "subordinated indenture." The senior indenture and the subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement.

        The following are summaries of the material terms and provisions of the indentures and the related debt securities. You should refer to the forms of the indentures and the debt securities for complete information regarding the terms and provisions of the indentures, including the definitions of some of the terms used below, and the debt securities. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

        The indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue the debt securities thereunder from time to time in one or more series. The indentures do not limit the amount of other Indebtedness or the debt securities, other than certain secured Indebtedness as described below, which we or our Subsidiaries may issue.

        Neither of the indentures limits the amount of debt securities that we may issue under that indenture and provides that debt securities may be issued under that indenture from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of a series of debt securities issued under an indenture, issue debt securities under that indenture having the same terms (except for the issue date, and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the debt securities of a series previously issued under that indenture. Any additional debt securities having such similar terms, together with the debt securities of the applicable series, will constitute a single series of securities under the applicable indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an Event of Default under the applicable indenture has occurred and is continuing with respect to the applicable series of debt securities.

        Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness of ours as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. The indentures do not limit the amount of senior, pari passu and junior Indebtedness that we may issue. As of September 30, 2012, we had outstanding approximately $100 million aggregate principal amount of Senior Indebtedness.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and shareholders to participate in any distribution of assets of any Subsidiary upon the Subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the Subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the Subsidiary. The rights of our creditors, including the holders of our debt securities, to participate in the distribution of stock owned by us in certain of the Subsidiaries, including our insurance Subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such Subsidiaries. As of September 30, 2012, our Subsidiaries had no outstanding indebtedness for borrowed money.

        The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

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  the title of such debt securities and the series in which such debt securities will be included;

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  any limit upon the aggregate principal amount of such debt securities;

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  the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

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  the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, including, if applicable, any remarketing option or similar method, and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

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  the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

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  the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

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  whether any of such debt securities are to be redeemable at our option, whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof, and the terms of such option or obligation, as described under "—Redemption" below;

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  if other than denominations of $2,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

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  whether the debt securities will be convertible into common shares or preferred shares and/or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

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  if other than the principal amount, the portion of the principal amount, or the method by which such portion will be determined, of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

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  if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities;

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  whether the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

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  any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

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  whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

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  whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

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  in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

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  any modifications of or additions to the Events of Default or covenants described below with respect to such debt securities;

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  whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such debt securities; and

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  any other terms of such debt securities and any modifications or additions to the applicable indenture in respect of such debt securities.

        Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for such purposes. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

        Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by us for such purposes. Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to:

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  issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing, or

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  register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        We have appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

        Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

        The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

        If the purchase price of any debt securities is payable in one or more foreign currencies or if any debt securities are denominated in one or more foreign currencies or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency will be set forth in the related prospectus supplement.

        We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

        Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding any modifications of or additions to the Events of Default described below or our covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series.

        The indentures provide that if:

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  the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice,

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  we determine that the debt securities of a particular series will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect, or

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  an Event of Default with respect to a series of the debt securities has occurred and is continuing,

then, in an such case, the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Redemption

        If provided in the related prospectus supplement, we will have the right to redeem some or all of the debt securities. The prospectus supplement relating to the particular debt securities offered thereby will describe:

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  whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option; and

  •
  whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period

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  or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased.

        Each indenture provides that if we do not redeem all of the debt securities thereunder, the trustee will select the securities to be redeemed by such method as it shall deem fair and appropriate. If any debt securities are to be redeemed in part only, we will issue a new note for such securities in principal amount equal to the unredeemed principal portion. If a portion of your debt securities is selected for partial redemption and you convert or elect repurchase of a portion of your securities, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption. Unless otherwise provided in the prospectus supplement, notice of redemption setting forth the redemption date and redemption price must be given at least thirty days and not more than sixty days prior to the redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.

Certain Covenants With Respect To Senior Debt Securities

  Limitation on Liens on Stock of Designated Subsidiaries

        Under the senior indenture, we will covenant that, so long as any senior debt securities are outstanding, we will not, nor will we permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless we concurrently provide that the senior debt securities and, if we elect, any other indebtedness that is not subordinate to the senior debt securities and with respect to which the governing instruments require, or pursuant to which we are obligated, to provide such security, will be secured equally with this indebtedness for at least the time period this other indebtedness is so secured.

        The term "designated subsidiary" means any present or future consolidated subsidiary, the consolidated net worth of which constitutes at least 5% of our consolidated net worth.

        For purposes of the senior indentures, the term "indebtedness" means, with respect to any person:

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  the principal of and any premium and interest on:

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  indebtedness for money borrowed; and

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  indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

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  all capitalized lease obligations;

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  all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

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  all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations (other than the obligations described above), entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by the person of a demand for reimbursement following payment or a letter of credit;

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  all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

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  all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

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  any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

  Limitations on Disposition of Stock of Designated Subsidiaries.

        The senior indenture also provides that, so long as any senior debt securities are outstanding and except in a transaction otherwise governed by the senior indentures, we will not issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, we will not permit any designated subsidiary to issue, other than to us or a subsidiary the shares of capital stock of which we own at least 80%, these types of securities, warrants, rights or options, other than director's qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

        However, we may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by our board or if required by law or regulation. We may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary, the shares of capital stock of which we own at least 80% or, subject to the provisions described under "—Consolidation, Amalgamation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by our board.

Consolidation, Amalgamation, Merger and Sale of Assets

        Each indenture provides that we may not:

  (1)
  consolidate or amalgamate with or merge into any Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, or

  (2)
  permit any Person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

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  in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of our obligations under such indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities,

  •
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing, and

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  certain other conditions are satisfied.

Events of Default

        Except as otherwise provided in the related prospectus supplement and specifically deleted or modified in or pursuant to the related supplemental indenture, board resolution or officer's certificate establishing the terms of any series of debt securities pursuant to the applicable indenture, each of the following events will constitute an Event of Default under the applicable indenture with respect to any series of debt securities issued thereunder, whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

  (1)
  default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

  (2)
  default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series;

  (4)
  default in the performance, or breach, of any covenant or warranty of ours contained in the applicable indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such indenture;

  (5)
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

  (6)
  we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

  (7)
  certain events in our bankruptcy, insolvency or reorganization; and

  (8)
  any other Event of Default provided in or pursuant to the applicable indenture with respect to the debt securities of such series.

        If an Event of Default with respect to the debt securities of any series, other than an Event of Default described in (7) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable indenture may declare the principal amount, or such lesser amount as may be provided for in the debt securities of such series, of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest, or such lesser amount as provided for in the debt securities of such series, to become immediately due and payable without any declaration or other act by the trustee or any holder.

        Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series, the trustee will transmit, in the manner set forth in such indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that the trustee may withhold such notice if and so long as the board of directors, the executive committee or the trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs.

        If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series.

Modification and Waiver

        We and the applicable trustee may modify or amend an indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any premium or installment of interest on, any debt security,

  •
  reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, any debt security,

  •
  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

  •
  change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

  •
  change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

  •
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

  •
  reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

  •
  reduce the requirements for quorum or voting by holders of debt securities in the applicable indenture,

  •
  modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of such indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

  •
  make any change that adversely affects the right to convert or exchange any debt security into or for our common shares, preferred shares or other debt securities or other securities, cash or property in accordance with its terms,

  •
  modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of the subordinated debt securities, or

  •
  modify any of the above provisions.

        In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of a subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness.

        We and the applicable trustee may modify or amend an indenture and the debt securities of any series without the consent of any holder in order to, among other things:

  •
  provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets;

  •
  add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable indenture;

  •
  provide for a successor trustee with respect to the debt securities of all or any series;

  •
  cure any ambiguity or correct or supplement any provision in the applicable indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the applicable indenture which will not adversely affect the interests of the holders of debt securities of any series;

  •
  change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under the applicable indenture;

  •
  add any additional Events of Default with respect to all or any series of debt securities;

  •
  secure the debt securities;

  •
  provide for conversion or exchange rights of the holders of any series of debt securities; or

  •
  make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture.

        The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default:

  •
  in the payment of principal of, any premium or interest on debt securities of that series; or

  •
  in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

        Under each indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under such indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

Discharge, Defeasance and Covenant Defeasance

        We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit, if such debt securities have become due and payable, or to the maturity thereof, as the case may be.

        Each indenture provides that, unless the provisions described below thereof are made inapplicable to debt securities of or within any series, we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust, or

  •
  to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities.

Such defeasance or such covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or Government Obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates.

        Such a trust may only be established if, among other things:

  •
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound,

  •
  no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date, and

  •
  we have delivered to the trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable indenture.

        "Government Obligations" means debt securities which are:

  (1)
  direct obligations of the United States of America or the government or the governments which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

Subordination of the Subordinated Debt Securities

        The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. In the event of:

  •
  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets,

  •
  any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

  •
  any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

        By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

        Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

        No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

  •
  if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

  •
  if the maturity of any Senior Indebtedness of ours has been accelerated because of a default.

        The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

        The term "Senior Indebtedness" means all Indebtedness of ours outstanding at any time, except:

  •
  the subordinated debt securities,

  •
  indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities,

  •
  Indebtedness of ours to an Affiliate of ours,

  •
  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and

  •
  trade accounts payable, and

  •
  any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any Affiliate of ours in connection with an issuance by such entity of preferred securities or other similar securities.

        The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Information Concerning the Trustee

        We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

        Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

PLAN OF DISTRIBUTION

        We may sell offered securities in any one or more of the following ways from time to time: through agents; to or through underwriters; through dealers; or directly to purchasers. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to us from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

        If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

        We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

        If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

        Offers to purchase offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

        Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

        If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us and/or the trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions described in the prospectus supplement.

        Each series of offered securities will be a new issue and, other than the common shares which are listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, and in the case of common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

        Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Unless otherwise stated in the applicable prospectus supplement, the validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters, dealers or agents by legal counsel to be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements and related financial statement schedules of RLI Corp. and Subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, included in our Current Report on Form 8-K, filed on December 17, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The reports on the consolidated financial statements and schedules dated February 28, 2012, except as to Note 1C and Schedules II, III, and VI, as to which the date is December 17, 2012 included in our Current Report on Form 8-K, refer to the Company's change in its method of accounting for the costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of Accounting Standards Update (ASU) 2010-26: Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us under the Exchange Act is 00-09463.

        The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed "filed" under the Exchange Act) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2011 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 22, 2012);

  •
  Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

  •
  Our Current Reports on Form 8-K filed on December 17, 2012, August 16, 2012, and May 4, 2012; and

  •
  The description of our common stock contained in the Registration Statement on Form 8-A filed on June 11, 1993, including any amendments or reports filed for the purposes of updating such description.

        All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement and prior to the termination of the offerings being made by this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed "filed" under the Exchange Act). If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at:

RLI Corp.
9025 North Lindbergh Drive
Peoria, Illinois 61615
Attn: Investor Relations
(309) 692-1000

        Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

RLI Corp.

$

             % Senior Notes due 2023

Prospectus Supplement , 2013

Joint Book-Running Managers

J.P. Morgan
Keefe, Bruyette & Woods
A Stifel Company